EXHIBIT 2.09


                            SHARE TRANSFER AGREEMENT

This Agreement is made and entered into this 1st day of August, 1999, by and among,

Harris Corporation, a corporation duly organized and existing under the law of the State of Delaware, USA, and having its principal office at 1025 West NASA Boulevard, Melbourne, Florida 32919, USA, (hereinafter "Seller"); and

Intersil Corporation, a corporation duly organized and existing under the law of the State of Delaware, USA, and having its principal office at 2401 Palm Bay Road, N.E., Palm Bay, Florida 32905, USA (hereinafter "Purchaser").

WITNESSETH THAT:

WHEREAS, Seller owns 1665 shares in Harris Semiconductor YH, a corporation duly organized and existing under the laws of Korea (hereinafter referred to as the "Company"), each share having a par value of 10,000 Korean Won; and

WHEREAS, Seller desires to sell to Purchaser 1665 shares in the Company ("Shares") and Purchaser desires to purchase from Seller the Shares, all upon the terms and conditions set forth below;

NOW, THEREFORE, Seller and Purchaser agree as follows:

Article 1. Sale of Shares

     Seller hereby agrees to sell the Shares to Purchaser and Purchaser agrees to purchase the same from Seller.

Article 2. Purchase Price

     The purchase price of the Shares shall be 22,000 U.S. dollars.

Article 3. Filing of Report

     Purchaser shall promptly file a report of the share acquisition contemplated by this Agreement with the bank delegated by the Korean Ministry of Finance and any further documents which may be necessary.

Article 4. Closing Date

     The transactions contemplated by this Agreement shall be consummated on August 13, 1999 at 30 Rockefeller Plaza, New York, New York, or at such other time and place as the parties may mutually agree ("Closing Date"). On Closing Date, the Shares (together with any and all certificates representing the Shares) shall be transferred and delivered to Purchaser in exchange for payment of the Purchase Price set forth in Article 2 hereof.

Article 5. Effective Date

     This Agreement shall come into force and effect on the date first written above subject to the Korean Ministry of Finance's acceptance of the report of transfer of Shares contemplated by this Agreement.

Article 6. Assignment of This Agreement

     This Agreement and each and every covenant, term and condition herein is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, but neither party shall assign this Agreement or any rights hereunder directly or indirectly without receiving the prior written consent of the other party.

Article 7. Language

     This Agreement is written in the English language and executed in two (2) counterparts, each of which shall be deemed an original. The English language text of this Agreement shalt prevail over any translation thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

HARRIS CORPORATION                       INTERSIL CORPORATION


By: /s/ Ronald R. Spoehel                By: /s/ Gregory L. Williams
   ------------------------------------      -----------------------------------
   Name: Ronald R. Spoehel                   Name: Gregory L. Williams
   Title: Vice President                     Title: CEO

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS:

Intersil Corporation, a corporation duly organized and existing under the laws of the State of Delaware, USA, with its principal place of business at 2401 Palm Bay Road, N.E., Palm Bay, Florida, USA (the "Corporation"), does hereby make, constitute and appoint Mr. Kang Seok Jeon having his address at Seyang Bldg., 223 Naeja-dong, Chongro-ku, Seoul, Korea as its true and lawful Attorneys-in-fact with full power and authority to act, as herein described, in the name and on behalf of the Corporation:

To act on behalf of the corporation in any and all matters arising in connection with the acquisition from Harris Corporation, a corporation duly organized and existing under the laws of the state of Delaware, USA, of certain shares in Harris Semiconductor YH ("the Company"), including, without limitation, preparing and executing documents, notices and reports; communicating and negotiating with governmental bodies; obtaining necessary approvals and/or tax report or certificate; and receiving, depositing and withdrawing funds; and To engage in any and all acts, things, and acts, things, and activities which are related to, incidental or conductive, directly or indirectly, to the attainment of the foregoing objectives, including, but not limited to, obtaining the notarization of any documents.

Granting the said Attorney-in-fact full power and authority to do everything requisite, necessary and proper to be done in performing the above to all intents and purposes as it might or could do if acting for itself with full power of substitution and revocation, hereby ratifying and confirming all that its said Attorney or his substitutes lawfully do or cause to be done by virtue of this document for a period of one (1) year from the date hereof.

IN WITNESS WHEREOF, the Corporation has caused its corporate name to be subscribed hereto by its authorized officer, and its corporate seal to be affixed hereto this 30th day of July, 1999.


                                         INTERSIL CORPORATION


                                         By: /s/ Gregory L. Williams
                                            ------------------------------------
                                            Name: Gregory L. Williams
                                            Title: CEO